                                                                     Exhibit 2.1

                           STOCK EXCHANGE AGREEMENT

     THIS STOCK EXCHANGE AGREEMENT is made as of September 23, 1998 by and among Voyager Holdings, Inc., a Delaware corporation (the "Company"), and each of the Stockholders listed on Schedule A attached hereto (the "Stockholders").
                       ----------

     WHEREAS, the Stockholders own one hundred percent (100%) of the issued and outstanding shares of common stock, no par value per share ("Voyager Common Stock"), of Voyager Information Networks, Inc., a Michigan corporation ("Voyager"), and one hundred percent (100%) of the issued and outstanding shares of preferred stock, no par value per share, of Voyager ("Voyager Preferred Stock", and together with Voyager Common Stock, "Voyager Stock");

     WHEREAS, each of the Stockholders desires to transfer and assign all of such Stockholder's respective shares of Voyager Stock to the Company in exchange for shares of common stock, par value $.0001 per share, of the Company ("Common Stock"), and shares of Series A Preferred Stock, $.01 par value per share, of the Company (the "Preferred Stock", and together with Common Stock, the "Stock"), and the Company desires to accept such transfer and assignment of the Voyager Stock in exchange for the issuance to the Stockholders of shares of Stock, in each case on the terms and conditions contained herein, all pursuant to a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


SECTION 1. STOCK EXCHANGE.

     1.1   Stockholders.  In exchange for the shares of Stock to be issued to
           ------------
each Stockholder pursuant to Section 1.2, such Stockholder hereby agrees to transfer and assign to the Company all of such Stockholder's shares of Voyager Stock as set forth opposite such Stockholder's name in Columns 1 and 2 of Schedule A attached hereto and the Company agrees to accept and acquire all of
----------
such shares of Voyager Stock. Each Stockholder agrees to deliver herewith to the Company the certificate or certificates evidencing all of such Stockholder's shares of Voyager Stock, duly endorsed in blank or accompanied by duly executed stock powers for transfer.

     1.2   Company.  In exchange for the shares of Voyager Stock transferred to
           -------
the Company by each Stockholder pursuant to Section 1.1, the Company hereby agrees to issue and deliver to such Stockholder certificates representing the number of shares of Stock set forth opposite such Stockholder's name in Columns 3 and 4 of Schedule A attached hereto (the "Company Shares"), and each
           ----------
Stockholder agrees to accept and receive from the Company such Company Shares. The Company agrees to enter the name of each Stockholder and the number of Company Shares delivered thereto in accordance with this Agreement in the stock register and record books of the Company.

     1.3   Consent and Waiver.  Each of the Stockholders hereby consents to the
           ------------------
transfer and assignment of the shares of Voyager Stock to the Company, as contemplated by this Agreement, under any relevant stockholders' agreement or similar document or agreement, whether written or oral, if any, that requires or purports to require such Stockholder's consent. Each Stockholder hereby waives its respective right to purchase any of the shares of Voyager Stock being transferred hereby to the Company and any other shares of Voyager's capital stock at any time issued by Voyager, including without limitation any such right under any provision of the Stock Purchase Agreement dated August 22, 1997, effective August 7, 1997, by and among the Investors named therein and the Company (the "1997 Stock Purchase Agreement"), and the Amended and Restated Stockholders' Agreement dated as of August 22, 1997, effective August 7, 1997, by and among Voyager and its Stockholders.

     1.4   Termination.  Each of the Stockholders agrees that the 1997 Stock
           -----------
Purchase Agrement is terminated and of no further force and effect.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

     As a material inducement to the Company entering into this Agreement and to consummate the transactions contemplated hereby, each Stockholder severally, and not jointly, hereby makes to the Company the following representations and warranties:

     2.1   Voyager Stock.  Such Stockholder owns of record the shares of Voyager
           -------------
Stock set forth opposite such Stockholder's name in Columns 1 and 2 of Schedule
                                                                       --------
A attached hereto. Such shares of Voyager Stock are, and when delivered by such
-
Stockholder pursuant to this Agreement will be, duly authorized, validly issued, fully paid and non-assessable and, are free and clear of all claims, liens, pledges, security interests, restrictions and encumbrances of any kind or nature ("Claims"). Such shares of Voyager Stock represent all of the shares of capital stock of Voyager owned by such Stockholder.

     2.2   Authority.  Such Stockholder has full right, authority, power and
           ---------
capacity to enter into this Agreement and to carry out the transactions contemplated hereby, including, without limitation, the transfer of the Voyager Stock to the Company. This Agreement constitutes the valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditor's rights generally or by principles governing the availability of equitable remedies.

     2.3  No Conflicts.  The execution, delivery and performance by such
          ------------
Stockholder of this Agreement does not and will not, with or without the giving of notice or the lapse of time or both, (a) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which such Stockholder or such Stockholder's property is bound or affected, (b) violate any judgment, decree, order, statute, law, rule or regulation applicable to such Stockholder, or (c) require such Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

     2.4  Investment.  Such Stockholder is acquiring the Company Shares for his,
          ----------
her or its own account and not with a present view to any distribution thereof or with the present intention of offering or selling such Company Shares in a transaction that would violate the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. Such Stockholder understands that the Company Shares to be issued to such Stockholder hereunder may not be sold, transferred or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the same or an available exemption from registration under the Act, such Company Shares must be held indefinitely. In the absence of an effective registration statement under the Act or an exemption therefrom, such Stockholder shall not sell any Company Shares received hereunder except in a manner consistent with the representations set forth herein. Such Stockholder understands that the Company is relying upon exemptions from registration under the Act and state securities laws based in part upon such Stockholder's representations contained in this Agreement. Such Stockholder acknowledges that the certificates representing the Company Shares will contain a legend substantially to the foregoing.

     2.5  Experience.  Such Stockholder has such knowledge and experience in
          ----------
financial and business matters so as to be capable of evaluating the merits and risk of an investment in the Company Shares to be acquired by such Stockholder and such Stockholder is able to bear the economic risk of loss of the investment for an indefinite period of time. Such Stockholder has consulted with his, her or its own advisors with respect to such Stockholder's proposed investment in the Company.

     2.6  Access to Records.  Such Stockholder has been afforded full access to
          -----------------
the corporate records and accounts of the Company and has made an informed decision with regard to the acquisition of the Company Shares to be acquired by such Stockholder. Such Stockholder has had the opportunity to ask questions and to receive answers from the Company concerning the financial condition, operations and prospects of the Company and the proposed investment in the Company.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     As a material inducement to the Stockholders entering into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Stockholders as follows:

     3.1   Organization of the Company.  The Company is a corporation duly
           ---------------------------
organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its assets and other properties and to conduct its business in the manner and in the places where such assets and other properties are owned or leased or such business is conducted by it.

     3.2   Authority.  The Company has full right, authority and power to enter
           ---------
into this Agreement, and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action of the Company and no other action on the part of the Company is required in connection therewith. This Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditor's rights generally or by principles governing the availability of equitable remedies.

     3.3   Capital Stock.  The Company Shares have been duly authorized, and
           -------------
when issued to the Stockholders in accordance with this Agreement will be validly issued, fully paid and nonassessable and will be free and clear of any and all claims, except for restrictions imposed by federal and state securities laws. The issuance and delivery of the Company Shares to the Stockholders (i) does not and will not violate the Certificate of Incorporation or by-laws of the Company and (ii) does not and will not require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity that has not been obtained or made.


SECTION 4. MISCELLANEOUS.

     4.1   Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of The Commonwealth of Massachusetts (without giving effect to choice or conflicts of law principles the effect of which would cause the application of the domestic substantive laws of any other jurisdiction).

     4.2   Successors and Assigns.  This Agreement shall be binding upon, inure
           ----------------------
to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

     4.3  Counterparts.  This Agreement may be executed simultaneously in any
          ------------
number of counterparts, each of which when so executed and delivered shall be taken to be an original but together shall constitute one and the same agreement.

     4.4  Further Assurances.  At any time or from time to time after the date
          ------------------
of this Agreement, the parties hereto will take all appropriate action and execute and deliver, without limitation, any documents or instruments of transfer, conveyance, assignment and confirmation or provide any information which may be reasonably necessary to carry out any of the provisions of this Agreement.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Exchange Agreement as of the date first written above.

                                 COMPANY:

                                 VOYAGER HOLDINGS, INC., a Delaware corporation


                                 By: /s/ Christopher Torto
                                    -------------------------------------
                                    Christopher Torto, Chief Executive Officer


                                 MANAGEMENT STOCKHOLDERS:


                                 By: /s/ Glenn Friedly
                                    -------------------------------------
                                    Glenn Friedly


                                 By: /s/ Alan R. Baird
                                    -------------------------------------
                                    Alan R. Baird


                                 By: /s/ Michael L. Heinze
                                    -------------------------------------
                                    Michael L. Heinze



                                 INVESTOR STOCKHOLDERS:


                                 MEDIA/COMMUNICATIONS PARTNERS II
                                 LIMITED PARTNERSHIP

                                 By: M/CP II Limited Partnership

                                 By: M/CP II General Partner-H, Inc.,
                                     a General Partner

                                 By: /s/ John G. Hayes
                                    -------------------------------------
                                    John G. Hayes, President

                                 MEDIA/COMMUNICATIONS INVESTORS LIMITED
                                 PARTNERSHIP


                                 By: /s/ John G. Hayes
                                    -------------------------------------
                                    John G. Hayes, Attorney-in-fact

                                  SCHEDULE A
                                  ----------

                                       Column 1       Column 2         Column 3       Column 4

                                       Shares of      Shares of        Shares of      Shares of
                                        Voyager        Voyager         Company        Company
Stockholder                           Common Stock  Preferred Stock  Common Stock  Preferred Stock
-----------                           ------------  ---------------  ------------  ---------------
Glenn Friedly                           135,968                       2,719,360

Michael L. Heinze                        19,424                         388,480

Alan R. Baird                            25,427                         508,540

Media/Communications
Partners II Limited Partnership         588,763        38,798        11,775,260       41,150

Media/Communications
Investors Limited Partnership            18,237         1,202           364,740        1,274
                                        -------        ------        ----------       ------

      Total                             787,819        40,000        15,756,380       42,442